Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071-3144

         June 15, 2004

Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367

  Re:
  Zenith National Insurance Corp.
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Zenith National Insurance Corp., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,500,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement; (ii) a specimen certificate evidencing the Common Stock; (iii) the Certificate of Incorporation of the Company, as amended to date and currently in effect (the "Certificate"); (iv) the By-laws of the Company, as amended to date and currently in effect; and (v) resolutions of the Board of Directors of the Company, adopted on February 4, 1981, relating to the issuance and sale of the Shares and related matters; and (vi) certain other resolutions of the Board of Directors of the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Shares. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

        We do not express any opinion as to any laws other than the corporate law of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP